Exhibit 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY CONSOLIDATED OPERATING REVENUE

(UNAUDITED)

	2007				2006				2005
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Wireline services revenue:
Mass markets:
Voice services
Local voice	$910	$929	$946	$951	$965	$991	$1,016	$1,027	$1,034	$1,037	$1,058	$1,062
Long-distance	161	162	166	162	162	162	161	155	152	142	133	135
Access services	1	1	1	1	1	1	1	1	2	2	2	2

Total voice services	1,072	1,092	1,113	1,114	1,128	1,154	1,178	1,183	1,188	1,181	1,193	1,199
Data, Internet and video services	316	304	289	276	251	224	205	190	173	160	146	143

Total mass markets wireline services	1,388	1,396	1,402	1,390	1,379	1,378	1,383	1,373	1,361	1,341	1,339	1,342

Business:
Voice services
Local voice	282	284	290	284	299	306	310	316	312	324	322	321
Long-distance	132	132	133	137	133	138	139	144	138	138	145	146
Access services	—	—	—	—	—	—	—	—	1	1	1	1

Total voice services	414	416	423	421	432	444	449	460	451	463	468	468
Data, Internet and video services	639	603	587	579	594	582	581	584	585	621	561	540

Total business wireline services	1,053	1,019	1,010	1,000	1,026	1,026	1,030	1,044	1,036	1,084	1,029	1,008

Wholesale:
Voice services
Local voice	145	149	156	159	161	169	175	177	180	183	195	198
Long-distance	207	220	237	251	265	272	262	260	268	273	269	277
Access services	123	126	138	133	131	138	132	145	159	156	179	158

Total voice services	475	495	531	543	557	579	569	582	607	612	643	633
Data, Internet and video services	372	372	371	365	376	360	338	328	329	324	318	329

Total wholesale wireline services	847	867	902	908	933	939	907	910	936	936	961	962

Total wireline services revenue	3,288	3,282	3,314	3,298	3,338	3,343	3,320	3,327	3,333	3,361	3,329	3,312
Wireless services revenue	138	144	139	139	141	135	142	139	138	131	132	126
Other services revenue	9	8	10	9	9	9	10	10	9	12	9	11

Total operating revenue	$3,435	$3,434	$3,463	$3,446	$3,488	$3,487	$3,472	$3,476	$3,480	$3,504	$3,470	$3,449